EXECUTION VERSION

Exhibit 10.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into as of April 19, 2018 (the “Execution Date”), by and between Biogen MA Inc., a Massachusetts corporation (“Biogen”), and Ionis Pharmaceuticals, Inc., a Delaware corporation (“Ionis”).

Recitals

A.            Ionis has agreed to sell, and Biogen has agreed to purchase, shares of Ionis’ common stock (the “Common Stock”) subject to and in accordance with the terms and provisions hereof.

B.            The capitalized terms used herein and not otherwise defined have the meanings given to them in Appendix 1.

Agreement

For good and valuable consideration, the Parties agree as follows:

Section 1.	Sale and Purchase of Stock

1.1          Purchase of Stock.  Subject to the terms and conditions of this Agreement, at the Closing, Ionis will issue and sell to Biogen, and Biogen will purchase from Ionis,11,501,153 shares of Common Stock (the “Shares”) for an aggregate purchase price of US$625 million (representing a price per share equal to 125% of the daily volume-weighted average per share price of the Common Stock on the Nasdaq Global Select Market over the 10 trading day period ending on and including the last trading day prior to the Execution Date) (the “Purchase Price”).

1.2          Payment.  At the Closing, Biogen will pay the Purchase Price by wire transfer of immediately available funds in accordance with wire instructions provided by Ionis to Biogen at least three Business Days prior to the Closing, and Ionis will deliver the Shares in book-entry form to Biogen.

1.3          Closing.

(a)           The closing of the transactions contemplated by this Section 1 (the “Closing”) will be held at the offices of Ionis within three Business Days after the conditions to closing set forth in Section 7 are satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing) or at such other place, time and/or date as may be jointly designated by Biogen and Ionis (the “Closing Date”).

(b)           Closing Deliverables.

(i)            At the Closing, Ionis shall deliver to Biogen:

(1)          a duly executed cross-receipt in form and substance reasonably satisfactory to each party (the “Cross-Receipt”);

(2)          a certificate in form and substance reasonably satisfactory to Biogen and duly executed on behalf of Ionis by an authorized officer of Ionis, certifying that the conditions to Closing set forth in Section 7.2 of this Agreement have been fulfilled; and

(3)          a certificate of the secretary of Ionis dated as of the Closing Date certifying that attached thereto is a true and complete copy of all resolutions adopted by the board of directors of Ionis authorizing the execution, delivery and performance of this Agreement and the Collaboration Agreement and the transactions contemplated respectively therein and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date.

(ii)           At the closing, Biogen will deliver to Ionis:

(1)          a duly-executed Cross-Receipt;

(2)          a certificate in form and substance reasonably satisfactory to Ionis and duly executed on behalf of Biogen by an authorized officer of Biogen, certifying that the conditions to Closing set forth in Section 7.1 of this Agreement have been fulfilled; and

(3)          a certificate of the secretary of Biogen dated as of the Closing Date certifying that attached thereto is a true and complete copy of all resolutions adopted by the board of directors of Biogen authorizing the execution, delivery and performance of this Agreement and the Collaboration Agreement and the transactions contemplated respectively therein and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date.

Section 2.	Representations and Warranties of Ionis

Except as otherwise specifically contemplated by this Agreement, Ionis hereby represents and warrants to Biogen that:

2.1          Private Placement.  Neither Ionis nor any person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act. Subject to the accuracy of the representations made by Biogen in Section 3, the Shares will be issued and sold to Biogen in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable securities laws of the states of the United States. Ionis has not engaged any brokers, finders or agents, or incurred, or will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

2.2          Organization and Qualification.  Ionis is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as currently conducted.  Ionis is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect on Ionis.

2.3          Authorization; Enforcement.  Ionis has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Shares in accordance with the terms hereof.  The execution, delivery and performance of this Agreement by Ionis and the consummation by it of the transactions contemplated hereby (including the issuance of the Shares) have been duly authorized by Ionis’ Board of Directors (the “Board”) and no further consent or authorization of Ionis, the Board, or its stockholders is required.  This Agreement has been duly executed by Ionis and constitutes a legal, valid and binding obligation of Ionis enforceable against Ionis in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

2.4          Issuance of Shares.  The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights or other similar rights of stockholders of Ionis.

2.5          SEC Documents, Financial Statements.

(a)           The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act.  Ionis has delivered or made available (by filing on the SEC's electronic data gathering and retrieval system (EDGAR)) to Biogen complete copies of its most recent Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q, and any current report on for 8-K, in each case filed with the SEC after January 1, 2018 and prior to the Execution Date (the “SEC Documents”).  As of its date, each SEC Document complied in all material respects with the requirements of the Exchange Act, and other federal, state and local laws, rules and regulations applicable to it, and, as of its date, such SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The financial statements, together with the related notes and schedules, of Ionis included in the SEC Documents comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC and all other applicable rules and regulations with respect thereto.  Such financial statements, together with the related notes and schedules, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of Ionis and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)           The Common Stock is listed on Nasdaq, and Ionis has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq. As of the date of this Agreement, Ionis has not received any notification that, and has no knowledge that, the SEC or Nasdaq is contemplating terminating such registration or listing.

2.6          Internal Controls; Disclosure Controls and Procedures. Ionis maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. Ionis has implemented the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) required in order for the principal executive officer and principal financial officer of Ionis to engage in the review and evaluation process mandated by the Exchange Act, and is in compliance with such disclosure controls and procedures in all material respects. Each of the principal executive officer and the principal financial officer of Ionis (or each former principal executive officer of Ionis and each former principal financial officer of Ionis, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to all reports, schedules, forms, statements and other documents required to be filed by Ionis with the SEC.

2.7          Capitalization and Voting Rights

(a)           The authorized capital of Ionis as of December 31, 2017 is accurately set forth in the SEC Documents. All of the issued and outstanding shares of Common Stock (A) have been duly authorized and validly issued, (B) are fully paid and non-assessable and (C) were issued in compliance with all applicable federal and state securities laws and not in violation of any preemptive rights.

(b)           All of the authorized shares of Common Stock are entitled to one (1) vote per share.

(c)           Except as described or referred to in the SEC Documents, as of December 31, 2017, there are not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which Ionis is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of Ionis or (ii) any restrictions on the transfer of capital stock of Ionis other than pursuant to state and federal securities laws or as set forth in this Agreement.

(d)           Ionis is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of Ionis or the giving of written consents by a stockholder or director of Ionis.

2.8          No Conflicts; Government Consents and Permits.

(a)           The execution, delivery and performance of this Agreement by Ionis and the consummation by Ionis of the transactions contemplated hereby (including the issuance of the Shares) will not (i) conflict with or result in a violation of any provision of Ionis’ Certificate of Incorporation or Bylaws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Ionis is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations) applicable to Ionis, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a Material Adverse Effect on Ionis or result in a liability for Biogen.

(b)           Ionis is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and sell the Shares in accordance with the terms hereof other than such as have been made or obtained, and except for (i) any post-closing filings required to be made under federal or state securities laws, (ii) any required filings or notifications regarding the issuance or listing of additional shares with Nasdaq, and (iii) any consent required under the HSR Act.

2.9          Litigation. Other than as set forth in the SEC Documents filed prior to the date of this Agreement, there is no action, suit, proceeding or investigation pending (of which Ionis has received notice or otherwise has knowledge) or, to Ionis’ knowledge, threatened, against Ionis or which Ionis intends to initiate, except where such action, suit, proceeding or investigation, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

2.10        Licenses and Other Rights; Compliance with Laws. Ionis has all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. To Ionis’ knowledge, Ionis has not taken any action that would interfere with its ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not reasonably be expected to have a Material Adverse Effect. Ionis is and has been in compliance with all laws applicable to its business, properties and assets, and to the products and services sold by it, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect.

2.11        Intellectual Property.

(a)           The Intellectual Property that is owned by Ionis or its subsidiaries is owned free from any liens or restrictions, and all of Ionis’ material Intellectual Property Licenses are in full force and effect in accordance with their terms, are free of any liens or restrictions, and neither Ionis, nor to Ionis’ knowledge, any other party thereto, is in material breach of any such material Intellectual Property License, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder or would result in the termination thereof or would cause or permit the acceleration or other change of any right or obligation of the loss of any benefit thereunder by Ionis or its subsidiaries except (i) for such failures to be in full force and effect, such liens or restrictions, and such material breaches that would not reasonably be expected to have a Material Adverse Effect, or (ii) as set forth in any such Intellectual Property License. Except as set forth in the SEC Documents, there is no legal claim or demand of any person pertaining to, or any proceeding which is pending (of which Ionis has received notice or otherwise has knowledge) or, to the knowledge of Ionis, threatened, (i) challenging the right of Ionis in respect of any Intellectual Property of Ionis, or (ii) that claims that any default exists under any Intellectual Property License, except, in the case of (i) and (ii) above, where any such claim, demand or proceeding has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth in the SEC Documents: (i) Ionis or one of its subsidiaries owns, free and clear of any lien or encumbrance, or has a valid license to, or has an enforceable right to use, as it is used or held for use, all U.S. and non-U.S. patents, trade secrets, know-how, trademarks, service marks, copyrights, and other proprietary and intellectual property rights, and all grants and applications with respect to the foregoing (collectively, the “Proprietary Rights”) necessary for the conduct of Ionis' business, except where any of the foregoing would not reasonably be likely to have a Material Adverse Effect (such Proprietary Rights owned by or licensed to Ionis collectively, the “Ionis Rights”); and (ii) Ionis and its subsidiaries have taken reasonable measures to protect the Ionis Rights, consistent with prudent commercial practices in the biotechnology industry, except where failure to take such measures has not had and would not reasonably be expected to have a Material Adverse Effect.

2.12        Absence of Certain Changes.

(a)           Except as disclosed in the SEC Documents filed prior to the Execution Date, since December 31, 2017, no change or event has occurred, except where such change or event has not and would not reasonably be expected to have a Material Adverse Effect on Ionis.

(b)           Except as set forth in the SEC Documents filed prior to the Execution Date, since December 31, 2017, Ionis has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, or (ii) sold, exchanged or otherwise disposed of any of its material assets or rights.

(c)           Since December 31, 2017, Ionis has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction.

2.13        Not an Investment Company. Ionis is not, and solely after receipt of the Purchase Price, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

2.14        No Integration. Ionis has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.

Section 3.	Representations and Warranties of Biogen

Except as otherwise specifically contemplated by this Agreement, Biogen hereby represents and warrants to Ionis that:

3.1          Authorization; Enforcement. Biogen has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Biogen has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.  Upon the execution and delivery of this Agreement, this Agreement will constitute a valid and binding obligation of Biogen enforceable  against Biogen in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

3.2          No Conflicts; Government Consents and Permits.

(a)           The execution, delivery and performance of this Agreement by Biogen and the consummation by Biogen of the transactions contemplated hereby (including the purchase of the Shares) will not (i) conflict with or result in a violation of any provision of Biogen’s Certificate of Incorporation or Bylaws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Biogen is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations) applicable to Biogen, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a Material Adverse Effect on Biogen or result in a liability for Ionis.

(b)           Biogen is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to purchase the Shares in accordance with the terms hereof other than such as have been made or obtained except for any consent required under the HSR Act.

3.3          Investment Purpose.  Biogen is purchasing the Shares for its own account and not with a present view toward the public distribution thereof and has no arrangement or understanding with any other persons regarding the distribution of such Shares except as would not result in a violation of the Securities Act.  Biogen will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with the Securities Act and to the extent permitted by Section 6.1 and Section 6.2.

3.4          Reliance on Exemptions.  Biogen understands that Ionis intends for the Shares to be offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Ionis is relying upon the truth and accuracy of, and Biogen's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Biogen set forth herein in order to determine the availability of such exemptions and the eligibility of Biogen to acquire the Shares.

3.5          Accredited Investor; Access to Information.  Biogen is an "accredited investor" as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares.  Biogen has been furnished with materials relating to the offer and sale of the Shares, that have been requested by Biogen, including, without limitation, Ionis' SEC Documents, and Biogen has had the opportunity to review the SEC Documents.  Biogen has been afforded the opportunity to ask questions of Ionis.  Neither such inquiries nor any other investigation conducted by or on behalf of Biogen or its representatives or counsel will modify, amend or affect Biogen's right to rely on the truth, accuracy and completeness of the SEC Documents and Ionis' representations and warranties contained in this Agreement. Biogen has, with respect to all matters relating to this Agreement and the offer and sale of the Shares, not relied upon counsel.

3.6          Governmental Review.  Biogen understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

Section 4.	Standstill Agreement.

4.1          Prior to the earlier of (i) the expiration of the Research Term under the Collaboration Agreement, and (ii) the date on which Biogen and its Affiliates collectively hold less than 2% of Ionis’ outstanding Common Stock on an issued and outstanding basis without giving effect to any convertible securities (the “Standstill Period”), Biogen and its Affiliates will not, directly or indirectly, except as expressly approved or invited by Ionis:

(a)          effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or material assets of Ionis, (ii) any tender or exchange offer, merger, or other business combination involving Ionis, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Ionis, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of Ionis;

(b)           form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any securities of Ionis;

(c)           otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Ionis;

(d)           take any action that would reasonably be expected to require Ionis to make a public announcement regarding any of the types of matters set forth in clause (a) above; or

(e)           enter into any discussions or arrangements with any person with respect to any of the foregoing.

4.2          Biogen also agrees during the Standstill Period not to request Ionis (or its representatives), directly or indirectly, to amend or waive any provision of this Section 4, other than by means of a bona fide confidential communication to the Ionis Chairman of the Board or Chief Executive Officer.  Biogen represents and warrants that, as of the Execution Date, neither Biogen nor any of its Affiliates owns, of record or beneficially, any voting securities of Ionis, or any securities convertible into or exercisable for any voting securities of Ionis.

4.3          Notwithstanding the provisions set forth in Sections 4.1 and 4.2 (the “Standstill Provisions”), Biogen shall immediately, and without any other action by Ionis, be released from its obligations under the Standstill Provisions if: (a) Ionis executes a definitive agreement with a third party providing for an acquisition (by way of merger, tender offer or otherwise), of more than 50% of Ionis’ outstanding Common Stock or all or substantially all of Ionis’ assets, then (in any of such cases), (b) a third party commences a tender offer seeking to acquire beneficial ownership of more than 50% of Ionis’ outstanding Common Stock (or publicly announces an intention to acquire by way of merger, tender or otherwise more than 50% of Ionis’ outstanding Common Stock), (c) a third party undertakes (or publicly announced an intent to undertake) a proxy contest to replace a majority of Ionis’ board of directors, (d) Ionis waives any standstill or similar provision in any other agreement between Ionis and a third party or (e) the Collaboration Agreement is terminated.  None of (x) the ownership nor purchase by an employee benefit plan of Biogen or Biogen’s Affiliates in any diversified index, mutual or pension fund managed by an independent advisor, which fund in-turn holds, directly or indirectly, securities of Ionis, (y) transfers or resales of the Shares by Biogen to any other person in compliance with Section 6 or (z) the mere voting of the Shares in accordance with Section 5, will be deemed to be a breach of Biogen’s standstill obligations under this Section 4.

Section 5.	Voting Agreement

5.1          Voting Agreement.

(a)           If the Proxyholder instructs Biogen in writing to vote in favor of, or against, any matter, action, ratification or other event for which approval of the holders of Ionis’ stock is sought (either by vote or written consent) or upon which such holders are otherwise entitled to vote, including but not limited to the election of directors, but excluding any Extraordinary Matter (collectively, an “Ionis Stockholder Matter”), then Biogen will (i) after receiving proper notice of any meeting of stockholders of Ionis related to such Ionis Stockholder Matter (or, if no notice is required or such notice is properly waived, after notice from the Proxyholder is given), be present, in person or by proxy, as a holder of Shares at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and (ii) vote (in person, by proxy or by action by written consent, as applicable) all Shares as to which Biogen has beneficial ownership or as to which Biogen otherwise exercises voting or dispositive authority in the manner directed by the Proxyholder.

(b)           Extraordinary Matters. Biogen may vote or execute a written consent with respect to, any or all of the voting securities of Ionis as to which they are entitled to vote or execute a written consent, as it may determine in its sole discretion, with respect to the following matters, if presented to Ionis’s stockholders for approval (each such matter being an “Extraordinary Matter”):

(i)            any transaction which would result in a Change of Control of Ionis;

(ii)           any issuance of Common Stock that represents more than 20% of the then outstanding Ionis Common Stock;

(iii)         the entry into any licensing, partnering, partnership, collaboration, research and development, joint venture or other commercial agreement;

(iv)          the payment of any dividends to any class of stockholders of Ionis; and

(v)            any liquidation or dissolution of Ionis.

(c)           Appointment of Proxy.  To secure Biogen’s obligations to vote the Shares in accordance with this Agreement and to comply with the other terms hereof, Biogen hereby appoints the Proxyholder, or his designees, as Biogen’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all of Biogen’s Shares in accordance with the provisions set forth in this Agreement, and to execute all appropriate instruments consistent with this Agreement on behalf of Biogen. The proxy and power granted by Biogen pursuant to this Section 5 are coupled with an interest and are given to secure the performance of Biogen’s duties under this Agreement. Each such proxy and power will be irrevocable until the agreements contained in this Section 5 expire in accordance with Section 5.1(e). The proxy and power will survive the merger, consolidation, conversion or reorganization of Biogen or any other entity holding any Shares (other than any Shares sold by Biogen in compliance with Section 6).  For the avoidance of doubt, the proxy granted by this Section 5 shall not apply to any Extraordinary Matter.

(d)           No Revocation. The voting agreements contained in this Section 5 are coupled with an interest and may not be revoked prior to their expiration in accordance with Section 5.1(e).

(e)           Expiration. The agreements contained in this Section 5 will expire (i) in part, solely with respect to any Shares sold by Biogen in an arm’s length sale to a non-Affiliate in compliance with this Agreement upon the execution of the sale of such Shares, and (ii) as a whole on the earlier of (1) April 19, 2023, (2) the date on which Biogen and its Affiliates collectively hold less than 2% of Ionis’ outstanding Common Stock on an issued and outstanding basis without giving effect to any convertible securities and (3) the date the Collaboration Agreement is terminated.  For the avoidance of doubt, the agreements contained in this Section 5 shall not limit Biogen’s ability to transfer or resell any Shares, provided that such transfers or resales are done in accordance with Section 6.

Section 6.	Transfer, Resale, Legends.

6.1          Transfer or Resale.  Biogen understands that:

(a)           the Shares have not been and are not being registered under the Securities Act or any applicable state securities laws and, consequently, Biogen may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act, including pursuant to the registration rights set forth in Section 6.5 and Appendix 2; (ii) Biogen has delivered to Ionis an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144; and

(b)           any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

6.2          Agreement to Hold Shares.  Biogen agrees that it will hold and will not sell any of the Shares (or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Shares) until March 31, 2019 (the “Initial Holding Period”).  Biogen further agrees that from April 1, 2019 through March 31, 2020, inclusive, (the “Partial Holding Period” and together with the Initial Holding Period, the “Holding Periods”), Biogen will hold and will not sell at least 5,750,577 of the Shares purchased at the Closing (or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Shares).  In addition, after the expiration of both Holding Periods, in any single trading day Biogen will not sell an amount of Shares that exceeds 10% of the average daily trading volume of Ionis’ Common Stock over the five trading day period ending on the trading day immediately prior to such trading date. Notwithstanding the foregoing, this Section 6.2 will not preclude Biogen from selling the Shares to a Third Party pursuant to a tender offer made by such Third Party.

6.3          Legends.  Biogen understands the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN AGREEMENT TO VOTE THESE SHARES IN THE MANNER SET FORTH IN THE STOCK PURCHASE AGREEMENT DATED APRIL 19, 2018 BETWEEN IONIS PHARMACEUTICALS, INC. AND BIOGEN MA INC.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCK PURCHASE AGREEMENT DATED APRIL 19, 2018 BETWEEN IONIS PHARMACEUTICALS, INC. AND BIOGEN MA INC.

Biogen may request that Ionis remove, and Ionis agrees to authorize and instruct (including by causing any required legal opinion to be provided) the removal of any legend from the Shares within two (2) Business Days of any such request, at any time following the Holding Period; provided, however, each party will be responsible for any fees it incurs in connection with such request and removal.

6.4          10b5-1 Plan.  If requested by Biogen, Ionis will approve and adopt, without unreasonable delay or condition, any written plan by Biogen for trading the Shares that is designed in accordance with Rule 10b5-1(c) of the Exchange Act, as long as such plan does not violate this Agreement and applicable securities laws.

6.5          Registration Rights.  Ionis hereby provides Biogen with the registration rights set forth on Appendix 2 attached hereto, which is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 7.	Conditions to Closing

7.1          Conditions to Obligations of Ionis.  Ionis’ obligation to complete the purchase and sale of the Shares and deliver the Shares to Biogen is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:

(a)           Receipt of Funds.  Ionis will have received immediately available funds in the full amount of the Purchase Price for the Shares being purchased hereunder.

(b)           Representations and Warranties.  The representations and warranties made by Biogen in Section 3 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.

(c)           Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

(d)           Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(e)           No Governmental Prohibition; HSR Clearance.  The sale of the Shares by Ionis will not be prohibited by any applicable law or governmental order or regulation.  Any applicable waiting periods under the HSR Act will have expired or terminated.

(f)            Collaboration Agreement. Biogen shall have duly executed and delivered the Collaboration Agreement to Ionis, and subject to execution by Biogen, such agreement shall be in full force and effect.

(g)           Letter Agreement. Biogen shall have duly executed and delivered the Letter Agreement to Ionis, and subject to execution by Biogen, such agreement shall be in full force and effect.

(h)           Closing Deliverables. All closing deliverables as required under Section 1.3(b)(ii) shall have been delivered by Biogen to Ionis.

7.2          Conditions to Biogen’s Obligations at the Closing.  Biogen’s obligation to complete the purchase and sale of the Shares is subject to the fulfillment or waiver of the following conditions at or before the Closing:

(a)           Representations and Warranties.  The representations and warranties made by Ionis in Section 2 will be true and correct as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct as of such other date.

(b)           Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by Ionis on or prior to the Closing Date shall have been performed or complied with in all material respects.

(c)           Transfer Agent Instructions.  Ionis will have delivered to its transfer agent irrevocable written instructions to issue the Shares to Biogen in a form and substance acceptable to such transfer agent.

(d)           Nasdaq Qualification.  The Shares will be duly authorized for listing by Nasdaq, subject to official notice of issuance.

(e)           Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or delay the Closing, will have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(f)            Collaboration Agreement. Ionis shall have duly executed and delivered the Collaboration Agreement to Biogen, and subject to execution by Ionis, such agreement shall be in full force and effect.

(g)           Letter Agreement. Ionis shall have duly executed and delivered the Letter Agreement to Biogen, and subject to execution by Ionis, such agreement shall be in full force and effect.

(h)           No Governmental Prohibition. The sale of the Shares by Ionis, and the purchase of the Shares by Biogen will not be prohibited by any applicable law or governmental order or regulation.  Any applicable waiting periods under the HSR Act will have expired or terminated.

(i)            Closing Deliverables. All closing deliverables as required under Section 1.3(b)(i) shall have been delivered by Ionis to Biogen.

Section 8.	Termination.

8.1          Ability to Terminate. This Agreement may be terminated at any time prior to the Closing by:

(a)           mutual written consent of Ionis and Biogen;

(b)           Ionis, upon written notice to Biogen, so long as Ionis is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.1, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of Biogen set forth in this Agreement, or (ii) if any representation or warranty of Biogen shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.1 could not be satisfied by the Termination Date;

(c)           Biogen, upon written notice to Ionis, so long as Biogen is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.2, as applicable, could not be satisfied by the Termination Date, upon a breach of any covenant or agreement on the part of Ionis set forth in this Agreement, or if any representation or warranty of Ionis shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.2 could not be satisfied by the Termination Date;

(d)           either Ionis or Biogen, if the Closing has not occurred within 180 days after the Execution Date (the “Termination Date”), upon written notice to the other. In such event, neither party shall have any further obligations under this Agreement. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party that knowingly fails (whether by act or omission) to fulfill any obligation under this Agreement or the Collaboration Agreement, which failure causes or results in the failure to consummate the transactions contemplated hereby prior to the Termination Date.

8.2          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, (a) this Agreement (except for this Section 8.2, Section 9 and Section 1.6 of Appendix B, and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 8.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

Section 9.	Governing Law; Miscellaneous.

9.1          Governing Law; Jurisdiction.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

9.2          HSR Clearance; Market Listing; Assistance and Cooperation.

(a)           Subject to the terms and conditions of this Agreement and Section 3.1.3 (HSR Compliance) of the Collaboration Agreement, in connection with the acquisition of the Shares, each of Biogen and Ionis will (i) make all required filings and submissions under the HSR Act as determined by Biogen in consultation with Ionis, as promptly as practicable, but in no event later than 10 Business Days after the date of this Agreement, and (ii) use commercially reasonable efforts to obtain as promptly as practicable the termination or expiration of any waiting period under the HSR Act (“HSR Clearance”); provided that the obligations in clause (ii) shall not require Biogen or any of its Affiliates to (x) sell, divest (including through a license or a reversion of licensed or assigned rights), hold separate, transfer or dispose of any assets, operations, rights, product lines, businesses or interest therein of Biogen or any of its Affiliates (or consent to any of the foregoing actions); or (y) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a governmental authority seeking to impose any of the restrictions referenced in clause (x).

(b)           Each of Biogen and Ionis shall use commercially reasonable efforts to provide or cause to be provided promptly all assistance and cooperation to allow Biogen and Ionis to prepare and submit any filings or submissions under the HSR Act, including providing to Biogen and Ionis, as applicable, any information that it may require for the purpose of any filing, notification, application or request for further information made in respect of any such filing.

(c)           Each of Biogen and Ionis shall, in connection with the Agreement contemplated hereby, with respect to actions taken on or after the date of this Agreement, without limitation: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority, including the Federal Trade Commission and the United States Department of Justice, with respect to the Agreement, (2) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority, (3) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein, (4) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to the Agreement; provided that neither party will be required to provide the other party with its Board of Directors or internal committee materials; and such material may be redacted as necessary (I) to comply with contractual arrangements, (II) to address good faith legal privilege or confidentiality concerns and (III) to comply with applicable law, (5) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority, and (6) use commercially reasonable efforts to respond as soon as practicable to requests for information by any Governmental Authority.

(d)           From the Execution Date through the Closing Date, Ionis shall use commercially reasonable efforts to (a) maintain the listing and trading of the Common Stock on Nasdaq and (b) effect the listing of the Shares on Nasdaq.

9.3          Counterparts; Signatures by Facsimile.  This Agreement may be executed in two counterparts, both of which are considered one and the same agreement and will become effective when the counterparts have been signed by each party and delivered to the other party hereto.  This Agreement, once executed by a party, may be delivered to the other party hereto by electronic PDF or facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

9.4          Headings.  The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

9.5          Severability.  If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

9.6          Entire Agreement; Amendments.  This Agreement (including any schedules and exhibits hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.  Any amendment or waiver effected in accordance with this Section 9.6 will be binding upon Biogen and Ionis.

9.7          Notices.  All notices required or permitted hereunder will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  The addresses for such communications are:

If to Ionis, addressed to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: Chief Operating Officer
Fax: 760-918-3592

with a copy to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: General Counsel
Email: legalnotices@ionisph.com

If to Biogen, addressed to:	Biogen MA Inc.
225 Binney Street
Cambridge, MA 02142
Attention: Vice President Corporate Development
E-mail: john.mcdonald@biogen.com

with a copy to:	Biogen MA Inc.
225 Binney Street
Cambridge, MA 02142
Attention: Chief Legal Officer
E-mail: legaldepartment@biogen.com

with a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-360
Attention: Susan Galli
Zachary Blume
Email: Susan.Galli@ropesgray.com
Zachary.Blume@ropesgray.com
Fax: 617-951-7050

9.8          Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns.  Ionis will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Biogen, and Biogen will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Ionis; provided, however, that Biogen may assign this Agreement together with all of the Shares it then owns (subject to Section 4 and Section 5) to any wholly-owned subsidiary and any such assignee may assign the Agreement together with all of the Shares it then owns (subject to Section 4 and Section 5) to Biogen or any other subsidiary wholly-owned by Biogen, in any such case, without such consent provided that the assignee agrees to assume Biogen’s obligations under Section 4 and Section 5 of this Agreement.

9.9          Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

9.10        Further Assurances; Survival.  Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.  The provisions of this Agreement will survive termination.

9.11        No Strict Construction.  The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against a party.

9.12        Equitable Relief.  Ionis recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Biogen. Ionis therefore agrees that Biogen is entitled to seek temporary and permanent injunctive relief or specific performance in any such case. Biogen also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Ionis.  Biogen therefore agrees that Ionis is entitled to seek temporary and permanent injunctive relief or specific performance in any such case.

9.13        Expenses.  Ionis and Biogen are each liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses.

In Witness Whereof, Biogen and Ionis have caused this Agreement to be duly executed as of the date first above written.

Biogen MA Inc.

By:	/s/ Michel Vounatsos

Its:

Ionis Pharmaceuticals, Inc.

By:	/s/ Stanley T. Crooke, M.D., Ph.D.

Its:

Signature Page to Stock Purchase Agreement

Appendix 1

Defined Terms

“Affiliate” of an entity means any corporation, firm, partnership or other entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with it. An entity will be deemed to control another entity if it (i) owns, directly or indirectly, at least 50% of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

“Business Day” means a day Monday through Friday on which banks are generally open for business in the State of California.

“Change of Control” means with respect to a party, any (i) direct or indirect acquisition of all or substantially all of the assets of such party, (ii) direct or indirect acquisition by a person, or group of persons acting in concert, of 50% or more of the voting equity interests of a party, (iii) tender offer or exchange offer that results in any person, or group of persons acting in concert, beneficially owning 50% or more of the voting equity interests of a party, or (iv) merger, consolidation, other business combination or similar transaction involving a party, pursuant to which any person owns all or substantially all of the consolidated assets, net revenues or net income of a party, taken as a whole, or which results in the holders of the voting equity interests of a party immediately prior to such merger, consolidation, business combination or similar transaction ceasing to hold 50% or more of the combined voting power of the surviving, purchasing or continuing entity immediately after such merger, consolidation, other business combination or similar transaction, in all cases where such transaction is to be entered into with any person other than the other party to this Agreement or its Affiliates.

“Collaboration Agreement” means that certain New Strategic Neurology Drug Discovery and Development Collaboration, Option and License Agreement, dated the Execution Date, between Biogen and Ionis.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

 “GAAP” means generally accepted accounting principles in the United States of America as applied by Ionis.

“Governmental Authority” means any Federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including without limitation any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean shall mean trademarks, trade names, trade dress, service marks, copyrights, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, and any other similar intellectual property rights.

“Intellectual Property License” shall mean any license, permit, authorization, approval, contract or consent granted, issued by or with any person relating to the use of Intellectual Property.

“Letter Agreement” means that certain letter agreement, dated the Execution Date, between Biogen and Ionis.

“Material Adverse Effect” means any change, effect or circumstance, individually or in the aggregate, (a) that is reasonably likely to be materially adverse to the business, operations, assets or financial condition of Ionis or Biogen, as the case may be, taken as a whole, (b) that when taken as a whole, has or would reasonably be expected to have a material adverse effect on (i) the Licensed Technology taken as a whole, (ii) the practice of the Licensed Technology taken as a whole and as contemplated by the Collaboration Agreement or (iii) the Development, Manufacture or Commercialization of Compounds or Products for Neurology Targets as contemplated by the Collaboration Agreement, or (c) that materially impairs the ability of Ionis or Biogen to perform its obligations pursuant to the transactions contemplated by this Agreement or the Collaboration Agreement. The capitalized terms used in this definition and not otherwise defined in this Agreement have the meanings given to them in the Collaboration Agreement.

“Nasdaq” means The Nasdaq Global Select Market.

“Proxyholder” means Ionis Pharmaceuticals, Inc. and its Chief Executive Officer and/or Chief Operating Officer, in their capacities as such officers of Ionis Pharmaceuticals, Inc.

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

Appendix 2

Registration Rights Granted by Ionis to Biogen

1.1          Piggyback Registrations.  Ionis will notify Biogen in writing at least 15 days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of Ionis (including, but not limited to, registration statements relating to secondary offerings of securities of Ionis, but excluding Special Registration Statements) and will afford Biogen an opportunity to include in such registration statement all or part of the Shares held by Biogen. If Biogen wishes to include in any such registration statement all or any part of the Shares held by Biogen, it will, within 15 days after the above-described notice from Ionis, so notify Ionis in writing.  Such notice will state the intended method of disposition of the Shares by Biogen.  If Biogen decides not to include all of its Shares in any registration statement thereafter filed by Ionis, Biogen will nevertheless continue to have the right to include any Shares in any subsequent registration statement or registration statements as may be filed by Ionis with respect to offerings of its securities, all upon the terms and conditions set forth herein.  “Special Registration Statement” means (i) a registration statement relating to any employee benefit plan, including but not limited to any employee equity plan or employee stock purchase plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

(a)           Underwriting.  If the registration statement of which Ionis gives notice under this Section 1.1 is for an underwritten offering, Ionis will so advise Biogen.  In such event, the right of Biogen to include Shares in a registration pursuant to this Section 1.1 will be conditioned upon Biogen’s participation in such underwriting and the inclusion of Biogen’s Shares in the underwriting to the extent provided herein.  If Biogen proposes to distribute its Shares through such underwriting, it will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Ionis.  Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting will be allocated first to Ionis, and then any remaining shares will be allocated among Biogen and any other third parties who have a contractual right to participate in such underwriting (and have elected to so participate) on a pro rata basis based on the total number of shares of Common Stock held by Biogen and such third parties.  If Biogen disapproves of the terms of any such underwriting, Biogen may elect to withdraw therefrom by written notice to Ionis and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Shares excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration.

(b)           Right to Terminate Registration.  Ionis will have the right to terminate or withdraw any registration initiated by it under this Section 1.1 whether or not Biogen has elected to include securities in such registration.

1.2         Form S-3 Registration.  Biogen may send Ionis a written request (a “Biogen S-3 Registration Request”) or requests that Ionis effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Shares owned by Biogen, and in such case Ionis will as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of Biogen’s Shares as are specified in such request; provided, however, that Ionis will not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.2:

2.1

(a)           if Form S-3 is not available for such offering by Biogen;

(b)           if Biogen, together with the holders of any other securities of Ionis entitled to inclusion in such registration, propose to sell Shares and such other securities (if any) at an aggregate price to the public of less than $50,000,000;

(c)           if within thirty (30) days of receipt of a written request from Biogen pursuant to this Section 1.2, Ionis gives notice to Biogen of Ionis’ intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement; provided, that such right to delay a request will be exercised by Ionis not more than once in any twelve month period;

(d)           if Ionis furnishes Biogen a certificate signed by the Chairman of the Board of Directors of Ionis stating that in the good faith judgment of Ionis’ Board of Directors, it would be seriously detrimental to Ionis and its stockholders for such Form S-3 registration to be effected at such time, in which event Ionis will have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of Biogen’s request under this Section 1.2; provided, that such right to delay a request will be exercised by Ionis not more than once in any twelve month period;

(e)           if Ionis has, within the twelve month period preceding the date of such request, already effected one registration on Form S-3 for Biogen pursuant to this Section 1.2, or

(f)            in any particular jurisdiction in which Ionis would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(g)          Subject to the foregoing, Ionis will file a Form S-3 registration statement covering the Shares requested by Biogen for registration as soon as practicable after receipt of Biogen’s requests.

1.3          Expenses of Registration.  Biogen will bear Registration Expenses with respect to the Shares incurred in connection with any registration, qualification or compliance pursuant to Section 1.1 on a pro rata basis based upon the number of Shares registered over the total number of shares of Ionis’ common stock (including Shares) registered under the applicable registration.  All Registration Expenses with respect to the Shares incurred in connection with any registration, qualification or compliance pursuant to Section 1.2 herein will be borne by Biogen.  Biogen will also be responsible for any underwriter discounts or other fees in connection with the Shares, and the cost of its own counsel, advisors and employees who facilitate any registration or offering of Shares under this Agreement.  “Registration Expenses” will mean all reasonable, documented expenses incurred by the Ionis in complying with Sections 1.1 or 1.2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of Ionis’ counsel, blue sky fees, and the expense of any audits, comfort letters or consents incident to or required by any such registration, and the fully-burdened full time equivalent rate of Ionis’ employees who conduct activities related to any registration or offering of Shares under this Agreement.

2.2

1.4          Obligations of Ionis.  Whenever required to effect the registration of any Shares, Ionis will, as expeditiously as reasonably possible:

(a)           prepare and file with the SEC a registration statement with respect to such Shares and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon Biogen’s request, keep such registration statement effective for up to 30 days or, if earlier, until Biogen has completed the distribution related thereto; provided, however, that at any time, upon written notice to Biogen and for a period not to exceed 60 days thereafter (the “Suspension Period”), Ionis may delay the filing or effectiveness of any registration statement or suspend the use of any registration statement (and Biogen hereby agrees not to offer or sell any Shares pursuant to such registration statement during the Suspension Period) if Ionis reasonably believes that there is or may be in existence material nonpublic information or events involving Ionis, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below).  If Ionis will exercise its right to delay the filing or effectiveness or suspend the use of a registration hereunder, the applicable time period during which the registration statement is to remain effective will be extended by a period of time equal to the duration of the Suspension Period.  Ionis may extend the Suspension Period for an additional consecutive sixty (60) days with Biogen’s consent, which consent will not be unreasonably withheld.  If so directed by Ionis, Biogen will (i) not offer to sell any Shares pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use its commercially reasonable efforts to deliver to Ionis (at Ionis’ expense) all copies, other than permanent file copies then in Biogen’s possession, of the prospectus relating to such Shares current at the time of receipt of such notice.  Notwithstanding the foregoing, Ionis will not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c)           Furnish Biogen such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of the registered Shares.

2.3

(d)           Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as will be reasonably requested by Biogen; provided that Ionis will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.  If Biogen participates in such underwriting Biogen will also enter into and perform its obligations under such an agreement.

(f)            With respect to Shares covered by such registration statement, notify Biogen at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. Ionis will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)          Use its commercially reasonable efforts to furnish, on the date that such Shares are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing Ionis for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of Ionis, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

1.5          Furnishing Information.

(a)           If Biogen elects to register any Shares pursuant to Sections 1.1 and 1.2, Biogen will furnish Ionis such information regarding itself, the Shares held by it and the intended method of disposition of such securities as will be required to effect the registration of its Shares.

(b)           Ionis will have no obligation with respect to any registration requested pursuant to Section 1.2 if the number of Shares or the anticipated aggregate offering price of the securities to be registered thereunder does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger Ionis’ obligation to initiate such registration as specified in Section 1.2.

1.6          Indemnification.  If any Shares are included in a registration statement under Sections 1.1 or 1.2:

2.4

(a)           To the extent permitted by law, Ionis will indemnify and hold harmless Biogen, its officers and directors, as applicable, any underwriter (as defined in the Securities Act) for Biogen and each person, if any, who controls Biogen or such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by Ionis: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Ionis of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and Ionis will reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 1.6(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without Ionis’ consent, which consent will not be unreasonably withheld, nor will Ionis be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any of such indemnified parties.

(b)           To the extent permitted by law, Biogen will, if Shares are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless Ionis, each of its directors, its officers and each person, if any, who controls Ionis within the meaning of the Securities Act, and any underwriter and any other third party, as applicable, selling securities under such registration statement, against any losses, claims, damages or liabilities (joint or several) to which Ionis or any such director, officer, controlling person, underwriter or other third party who may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Ionis of the Securities Act  (collectively, a “Biogen Violation”), in each case to the extent (and only to the extent) that such Biogen Violation occurs in reliance upon and in conformity with written information furnished by Biogen under an instrument duly executed by Biogen and stated to be specifically for use in connection with such registration; and Biogen will reimburse any legal or other expenses reasonably incurred by Ionis or any such director, officer, controlling person, underwriter or other third party in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Biogen Violation; provided, however, that the indemnity agreement contained in this Section 1.6(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without Biogen’s consent, which consent will not be unreasonably withheld; provided further, that in no event will any indemnity under this Section 1.6 exceed the net proceeds from the offering received by Biogen, as applicable.

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(c)           Promptly after receipt by an indemnified party under this Section 1.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party will have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action will relieve such indemnifying party of any liability to the indemnified party under this Section 1.6 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.6.

(d)           If the indemnification provided for in this Section 1.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Biogen Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event will any contribution by Biogen hereunder exceed the net proceeds from the offering received by Biogen.

(e)           The obligations of Ionis and Biogen under this Section 1.6 will survive completion of any offering of Shares, as applicable, in a registration statement and, with respect to liability arising from an offering to which this Section 1.6 would apply that is covered by a registration filed before termination of this Agreement, such termination.  No indemnifying party, in the defense of any such claim or litigation, will, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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1.7          Assignment of Registration Rights.  The rights to cause Ionis to register Shares pursuant to this Appendix 2 may be assigned by a Holder to a single transferee or assignee of Shares (for so long as such registration rights remain in effect) that (a) is an Affiliate of Biogen that is a corporation, partnership or limited liability company, or (b) acquires all of Biogen’s Shares in connection with the sale of all or substantially all of such Biogen’s business; provided, however, (i) the transferor will, within ten 10 days after such transfer, furnish Ionis written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee will agree to be subject to all restrictions set forth in this Agreement.

1.8           “Market Stand-Off” Agreement.  Biogen hereby agrees that, if requested by the underwriters in any offering in which Biogen includes Shares, it will execute a customary lockup agreement in connection with any Shares that are not included in such underwritten offering.

1.9          Agreement to Furnish Information.  Biogen hereby agrees to execute and deliver such other agreements as may be reasonably requested by Ionis or the underwriter that are consistent with Biogen’s obligations under Section 1.8, as applicable, or that are necessary to give further effect thereto.  In addition, if requested by Ionis or the representative of the underwriters of Ionis’ Common Stock, Biogen will provide, within ten days of such request, such information as may be required by Ionis or such representative in connection with the completion of any public offering of Ionis’ securities pursuant to a registration statement filed under the Securities Act.  The obligations described in Section 1.8 and this Section 1.9 will not apply to a Special Registration Statement.  Ionis may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said ten (10) day period.  The underwriters of Ionis’ Common Stock (or other securities) are intended third party beneficiaries of Sections 1.8 and 1.9 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

1.10        Rule 144 Reporting.  With a view to making available to Biogen the benefits of certain rules and regulations of the SEC which may permit the sale of the Shares to the public without registration, Ionis agrees to use its reasonable best efforts to:

(a)           Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by Ionis for an offering of its securities to the general public; and

(b)           File with the SEC, in a timely manner, all reports and other documents required of Ionis under the Exchange Act.

1.11        Termination of Registration Rights.  Biogen’s right to request registration or inclusion of Shares in any registration pursuant to Sections 1.1 or 1.2 hereof will terminate upon such time as all Shares may be sold pursuant to Rule 144 during any 90 day period.

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